Exhibit 4.4

THIS UNSECURED SENIOR PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

UNSECURED SENIOR PROMISSORY NOTE

Original Principal Amount: $10,471,647.71	Dated as of June 30, 2023 New York, New York

Abacus Life, Inc. (f/k/a East Resources Acquisition Company), a Delaware corporation (“Maker”), promises to pay to the order of East Sponsor, LLC, a Delaware limited liability company, or its registered, permitted assigns or successors in interest (“Payee”), the amount set out above as the Original Principal Amount, as such amount may be (i) increased pursuant to the payment in kind of any interest under this Note as provided in Section 2 and any other additional amounts due from Maker to Payee hereunder and added to such amount pursuant to the terms hereof or (ii) reduced pursuant to any repayment effected in accordance with the terms hereof (the balance of such amount from time to time being the “Outstanding Principal Balance”), and any other amounts owed by Maker to Payee hereunder on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by Maker to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1. Principal. If this Note has not yet been redeemed or otherwise repaid, the entire Outstanding Principal Balance of this Note shall be due and payable by Maker on June 30, 2028 (the “Maturity Date”). The Outstanding Principal Balance may be prepaid by Maker in full or in part, at any time, without premium or penalty, at the election of Maker. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of Maker, be obligated personally for any obligations or liabilities of Maker hereunder.

2. Payment of Interest.

(a) During the term of this Note, interest shall accrue daily on the Outstanding Principal Balance at a rate equal to 12.0% per annum compounding semi-annually. The accrual of interest on Outstanding Principal Balance as of any date will be calculated based on the Outstanding Principal Balance as of the close of business on the immediately preceding Interest Payment Due Date (or, if no preceding Interest Payment Due Date, on the date hereof).

(b) Accrued and unpaid interest due under this Note shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2023 (each, an “Interest Payment Due Date”), and shall be paid, at the sole option of Maker, (i) by check or wire transfer of immediately available funds in an amount equal to such accrued and unpaid interest, or (ii) by adding all such accrued and unpaid interest to the Outstanding Principal Balance under this Note on such Interest Payment Due Date (such payment, a “PIK Interest Payment”), which addition of accrued and unpaid interest will be effective as of 9:00 a.m., Eastern Time, on such Interest Payment Due Date. Interest shall accrue and shall be computed daily on the basis of a 365-day year.

(c) On each Interest Payment Due Date for which a PIK Interest Payment is elected by Maker, Maker shall make a record on its books and in the register of the increase in the Outstanding Principal Balance of this Note due to the completion of a PIK Interest Payment, which addition of such accrued and unpaid interest will be effective as of 9:00 a.m., Eastern Time, on such Interest Payment Due Date, each Note shall represent the increased Outstanding Principal Balance and no separate Note will be issued with respect to such accrued and unpaid interest.

3. Security. This Note is a general unsecured obligation of Maker.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the Outstanding Principal Balance.

5. Change of Control Event.

(a) Change of Control Event Notice. Maker shall deliver to Payee a written notice of a Change of Control Event (the “Change of Control Notice”) as promptly as practicable, and, in any event, no later than the earlier of (i) three (3) business days following the execution of a definitive agreement relating to a Change of Control Event or (ii) twenty (20) business days prior to the anticipated Change of Control Effective Time. The date of the anticipated Change of Control Effective Time will be determined in good faith Maker.

(b) Change of Control Election. Following the receipt of a Change of Control Notice, Payee may, at its option, make a COC Redemption Election with respect to this Note no later than the close of business on the day that is fifteen (15) business days prior to the anticipated Change of Control Effective Time (the “COC Deadline”).

(c) Redemption upon Change of Control Event. Subject to, and immediately upon, the Change of Control Effective Time, if Payee has delivered a COC Redemption Election by the COC Deadline, Maker shall redeem this Note (in full but not in part) for an amount in cash equal to the Outstanding Principal Balance, plus any accrued and unpaid interest thereon, as of the Change of Control Effective Time.

(d) Definitions. For purposes of this Note, the following terms shall have the respective meanings set forth below:

(1) “Change of Control Effective Time” means the point in time at which a Change of Control Event closes or is otherwise consummated.

(2) “Change of Control Event” means (i) the closing of the sale, lease, transfer or other disposition by Maker or any material subsidiary of all or substantially all of the assets of Maker and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries if substantially all of the assets of Maker and its subsidiaries, taken as a whole, are held by such subsidiary or subsidiaries, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary, (ii) the consummation of the merger or consolidation of Maker or a subsidiary, and Maker issues shares of its capital stock pursuant to such merger or consolidation, with or into another entity (except a merger or consolidation in which the holders of capital stock of Maker immediately prior to such merger or consolidation continue to own beneficially at least a majority of the voting power of the capital stock of Maker and/or the surviving or acquiring entity, whether on a combined basis or individually), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Maker’s securities), of Maker’s securities if, after such closing, such person or group of affiliated persons would hold more than forty nine percent (49%) of the outstanding voting stock of Maker (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of Maker.

(3) “COC Redemption Election” means an election by Payee to have Maker redeem this Note pursuant to Section 5(c).

6. Ranking and Priority. This Note will be indebtedness of Maker, ranking (i) equally in right of payment with any other present and future senior unsecured indebtedness of Maker and (ii) ranking senior in right of payment to any present and future subordinated indebtedness of Maker and to any present or future equity securities or other interests of Maker.

7. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the Outstanding Principal Balance due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in substantial furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

(d) Default under other Indebtedness.The failure by Maker to perform or comply with any term, covenant, condition or agreement contained in any agreement(s) or instrument(s) governing any indebtedness for borrowed money in an aggregate principal amount in excess of $1,000,000, whether such indebtedness now exists or is created after the date hereof, (i) that, after giving effect to any applicable grace period, causes, or permits the holder or holders of such indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, the entire amount of such indebtedness to become due prior to its stated maturity (or in the case of any such indebtedness constituting a guarantee by Maker in respect of indebtedness to become payable in full) or become subject to a mandatory offer purchase by the obligor or (ii) constitutes a failure to pay the principal or interest (regardless of amount) of any such indebtedness when due and payable.

8. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 7(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the Outstanding Principal Balance of this Note, and all other amounts payable by Maker to Payee hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Section 7(b), Section 7(c) or Section 7(d) the Outstanding Principal Balance of this Note, and all other amounts payable by Maker to Payee hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

9. Enforcement Costs. In case any Outstanding Principal Balance of this Note is not paid when due, Maker shall be liable for all reasonable costs of enforcement and collection of this Note incurred by Payee and any permitted transferee, including but not limited to reasonable attorneys’ fees and expenses.

10. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

11. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder. Any failure of Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Payee may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

12. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail. As of the date of this Note, the following addresses are designated for notices: Maker, 2101 Park Center Drive, Suite 220, Orlando, Florida 32835, Attn: Jay Jackson, email: jay@abacuslife.com; Payee, 7777 NW Beacon Square Boulevard, Boca Raton, Florida 33487, Attn: Gary L. Hagerman, Jr., email: ghagerman@emslp.com.

13. Construction; Governing Law; Venue; Waiver Of Jury Trial; Etc. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT PAYEE OR ANY PERMITTED TRANSFEREE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST MAKER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION. MAKER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO MAKER AT ITS ADDRESS SET FORTH IN SECTION 11 OR TO ANY OTHER ADDRESS AS MAY APPEAR IN PAYEE’S OR SUCH PERMITTED TRANSFEREE’S RECORDS AS THE ADDRESS OF MAKER. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, PAYEE AND MAKER WAIVE TRIAL BY JURY, AND EACH OF MAKER AND PAYEE WAIVES (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

14. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

16. Assignment. This Note binds and is for the benefit of the successors and permitted assigns of Maker and Payee. No assignment or transfer of this Note or any rights, remedies or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, that upon the occurrence and during the continuation of an Event of Default, Payee shall have the right to assign this Note in its discretion without the consent of Maker. Notwithstanding anything to the contrary, Payee may transfer this Note in whole or in part to one or more of its affiliates or members; provided that Payee shall provide prompt notice of such transfer to Maker.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Abacus Life, Inc.

By:	/s/ Dani Theobald
Name: Dani Theobald
Title: General Counsel

ACCEPTED AND AGREED:

East Sponsor, LLC

By:	East Asset Management, LLC,
its Managing Member

By:	/s/ John Sieminski
Name: John Sieminski
Title: Secretary and General Counsel

[Signature Page to Unsecured Senior Promissory Note]